Exhibit 10.3
MERCURY GENERAL CORPORATION
LONG-TERM INCENTIVE PLAN

RESTRICTED PHANTOM STOCK UNIT AWARD AGREEMENT (EXECUTIVE)
Mercury General Corporation (the “Company”) hereby grants to the participant listed below (“Participant”), this award (the “Award”) of the number of phantom stock units (“Restricted Phantom Stock Units” or “RSUs”) listed below. Each RSU represents the right to receive the “Payout Value” in cash per RSU upon vesting specified in Section 1(b) of the terms and conditions attached hereto as Exhibit A (together with this grant notice, the “Award Agreement”).

Participant:
Grant Date:
Total Number of RSUs:
Vesting Schedule:	Except as provided in Section 8, the RSUs shall vest in three equal annual installments on each of the first three anniversaries of the Grant Date (each a “Vesting Date”).
Distribution Schedule:	Except as provided in Section 8, the Payout Value for any vested RSUs shall be payable within 30 days following the applicable Vesting Date of the RSUs in accordance with Section 1(b) of the Award Agreement, provided that Participant shall not have had a Termination of Service prior to the applicable payment date.

By accepting this Award, Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Award. Participant understands and agrees that this Award does not alter the at-will nature of his or her employment relationship with the Company and is not a promise of continued employment for the term of the Award or any portion of it.
This Award is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. Except as set forth in Sections 3 and 5 of this Agreement, in the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

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EXHIBIT A

TERMS AND CONDITIONS
1.    Award of RSUs.
(a)    Vesting; Effect of Termination of Service. The RSUs subject to the RSU Award shall become eligible for payment in accordance with the Vesting Schedule set forth on the first page of this Award Agreement. Except as provided in Section 8, in the event of Participant’s Termination of Service prior to the payment of the Payout Value (as defined below) with respect to any RSUs, such RSUs will terminate automatically and be forfeited without further notice.
(b)    Payment. Subject to the terms and provisions of the Plan and this Award Agreement, Participant shall be eligible to receive a cash payment for each RSU for which the Vesting Date has occurred in accordance with the Vesting Schedule set forth on the first page of this Award Agreement in an amount equal to the Per Share Payout Value (as defined below) on the applicable Vesting Date for each such vested RSU (the “Payout Value”). Subject to Section 1(a) and Section 8, the Payout Value shall be paid to Participant within 30 days following the applicable Vesting Date of the RSUs, and shall be subject to any tax withholding required by Applicable Law. Once payment has been made on a RSU under this Section 1(b), then such RSU will be satisfied in full and no further payment will be due thereon. For purposes of this Agreement, except as provided in Section 8, the “Per Share Payout Value” will be equal to (i) the closing price per share of the Company’s Common Stock on the applicable Vesting Date, or (ii) in the event of a Change in Control prior to the final Vesting Date, the average closing price per share of the Company’s Common Stock for the 5 trading days preceding the Change in Control.
2.    Section 409A. This Award shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”). This Award Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the cash payable hereunder shall be distributed to Participant no later than the later of: (a) the 15th day of the third month following Participant’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (b) the 15th day of the third month following first taxable year of the Company in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A. For purposes of Section 409A, each payment that Participant may be eligible to receive under this Award Agreement shall be treated as a separate and distinct payment.
3.    Forfeiture and Clawback Provisions. By executing this Agreement and accepting this Award, Participant agrees that all compensation received by Participant, including Awards under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt of this Award), shall be subject to reduction, cancellation, forfeiture and/or recoupment as provided in Section 3.6 of the Plan, notwithstanding any other agreement to the contrary. Participant agrees that Participant is not entitled to indemnification in connection with any enforcement of the Recovery Arrangements and expressly waives any rights to such indemnification under the Company’s organizational

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documents or otherwise. By executing this Award Agreement, Participant agrees to take all required action in a reasonably prompt manner, as applicable, to enable the enforcement of the Recovery Arrangements and Section 3.6 of the Plan.
4.    Governing Law. This Award Agreement shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof or of any other jurisdiction.
5.    Entire Agreement. The Plan and this Award Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. This Award Agreement may be amended by the Administrator as provided in the Plan; provided, however, that any amendment that adversely affects Participant’s rights hereunder shall require Participant’s prior written consent.
6.    Unfunded Status of Award. The Plan and this Award are intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to Participant pursuant to this Award, nothing contained in the Plan or this Award Agreement shall give Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
7.    No Stockholder Rights. This Award does not confer upon Participant any rights as a stockholder or any rights to receive any securities of the Company by virtue of the Plan or this Award Agreement. This Award represents only a potential payment in cash that may become payable on the terms and conditions set forth in the Plan and this Award Agreement and shall not represent actual units or other equity interests in the Company or a security interest in any of the assets held by the Company.
8.    Effect of Change in Control; Qualifying Termination. Notwithstanding anything to the contrary in this Agreement:
(a)    In the event of Participant’s Qualifying Termination (as defined below) prior to the final Vesting Date and outside of the Change in Control Period, any RSUs that would otherwise vest during the 12 months following Participant’s Termination of Service shall vest on the effective date of Participant’s Release (as defined below). For purposes of any payment to Participant pursuant to this Section 8(a), the “Per Share Payout Value” will be equal to the closing price per share of the Company’s Common Stock on the date of Participant’s Qualifying Termination. The Participant shall be eligible to receive a cash payment upon vesting of the resulting PSUs in an amount equal to the resulting Payout Value within 10 days following the Release effective date, and shall be subject to any tax withholding required by Applicable Law.
(b)    In the event of Participant’s Qualifying Termination prior to the final Vesting Date and during the Change in Control Period, Participant shall vest in all of the outstanding RSUs on the effective date of Participant’s Release (as defined below). The Participant shall be eligible to receive a cash payment upon vesting of the resulting PSUs in an amount equal to the resulting Payout Value within 10 days following the Release effective date, and shall be subject to any tax withholding required by Applicable Law.
(c)    Any payment due to Participant under the RSUs as a result of Participant’s Qualifying Termination will be subject to Participant’s execution and non-revocation

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of a general release of all claims in favor of the Company and its affiliates (the “Release”) in a form reasonably acceptable to the Company in order to effectuate a valid general release of claims and containing other standard provisions including, without limitation, mutual non-disparagement. In the event the Release does not become effective within the 60-day period following the date of Participant’s Termination of Service, Participant will not be entitled to the aforesaid payments and benefits with respect to the accelerated vesting of the RSUs.
9.    Definitions. For purposes of this Award Agreement, the following terms have the meanings provided below:
    “Cause” means any of the following: (a) Participant’s commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by Participant, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (b) Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (c) any intentional, unauthorized use or disclosure by Participant of confidential information or trade secrets of the Company or any successor or affiliate thereof; (d) Participant’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on Participant’s part, (e) Participant’s ongoing and repeated failure or refusal to perform or neglect of Participant’s duties as required by this letter or Participant’s ongoing and repeated failure or refusal to comply with the instructions given to Participant by Participant’s supervisor or the Board, which failure, refusal or neglect continues for 15 days following Participant’s receipt of written notice from the Company stating with specificity the nature of such failure, refusal or neglect; or (f) Participant’s willful, material breach of any material Company policy or any material provision of Participant’s employment letter or the Confidentiality Agreement. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Participant for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this letter, to constitute grounds for termination for Cause.
“Change in Control” shall mean and include each of the following (with defined terms used in this definition and not defined herein to have the meanings given to such terms in the Plan):
(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition

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of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 6.6(b)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
        Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a) or (b) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.
        The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
    “Change in Control Period” means the 18-month period following a Change in Control.
    “Disability” means a permanent and total disability under Section 22(e)(3) of the Internal Revenue Code.
    “Good Reason” means, without Participant’s consent: (a) a material reduction in Participant’s base salary or target annual bonus opportunity, other than a reduction that is part of an across-the-board reduction affecting similarly situated employees, providing that the percentage of reduction in Participant’s base salary and bonus potential is no larger than the percentage reduction of the officer of the Company receiving the least reduction in base salary and bonus potential; (b) a change in Participant’s reporting structure such that Participant no longer report to the Chief Executive Officer, President and/or the Chief Operating Officer of the Company, or a material diminution in Participant’s authority, duties, or responsibilities; (c) a requirement that Participant relocate Participant’s principal work location by more than 30 miles

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from its then-current location (which shall be Participant’s home office to the extent Participant is in a Work From Home position), other than on a temporary basis and excluding reasonable business travel; or (d) a material breach by the Company of this Agreement any other material written agreement between Participant and the Company. Notwithstanding the foregoing, no resignation shall be for Good Reason unless (i) Participant provides written notice to the Company within 60 days after the initial existence of the condition giving rise to Good Reason, (ii) the Company fails to cure such condition within 30 days after receipt of such notice, and (iii) Participant actually terminates employment within 30 days following the end of such cure period.

“Qualifying Termination” means Participant’s Termination of Service as a result of (a) Participant’s involuntarily termination by the Company without Cause, (b) Participant’s resignation for Good Reason, or (c) Participant’s Termination of Service due to death or Disability.

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